Exhibit 10.7
AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment”) is executed as of December ____, 2006, between INDUSTRIAL PROPERTIES CORPORATION, a Texas corporation (“Landlord”), and NANO-PROPRIETARY, INC., a Delaware corporation (“Tenant”), for the purpose of amending the Lease Agreement between Landlord and Tenant dated February 6, 2004 (the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing Suites 105, 106, 107, 108 and 109 consisting of 16,111 square feet of space in the building located at 3006 Longhorn Boulevard, Austin, Travis County, Texas, commonly known as 3006 Longhorn Boulevard (the “Building”). Tenant desires to extend the Term for a period of 12 months, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.    Extension of Term. The Term is hereby extended such that it expires at 5:00 p.m., Austin, Texas time, on February 14, 2008, rather than February 14, 2007, on the terms and conditions of the Lease, as modified hereby.

2.    Rent.

(a)    Base Rent. Beginning February 15, 2007, the monthly installments of Base Rent shall be $8,378.00.

(b)    Additional Rent. Beginning February 15, 2007, the monthly installments of Reimbursable Expenses shall be as follows:

Tenant’s Share of Taxes:$1,283.00
Tenant’s Share of Common Area Maintenance:$367.00
Tenant’s Share of Insurance Premiums:$86.00

Tenant acknowledges and agrees that the foregoing amounts are estimates only and that such amounts shall be adjusted in accordance with the terms of the Lease (as amended by this Amendment).

3.    Condition of Premises. Tenant hereby accepts the Premises in their “AS-IS” condition, and Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement.

4.    Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and neither Landlord nor any principal or affiliate of Landlord shall be personally liable for any deficiency.

5.    Notices. All notices and other communications given pursuant to the Lease shall be in writing and shall be 1) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, 2) hand delivered to the intended addressee, 3) sent by nationally recognized overnight courier, or 4) sent by facsimile transmission during the hours of 9:00 a.m. and 4:00 p.m. Dallas, Texas time on a business day, followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by the Lease, as amended hereby, by electronic means, except by facsimile transmission as specifically set forth in this Section 5; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in this Section 5. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	Industrial Properties Corporation 100 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Lee Halford, Jr. Telecopy No.: 214.661.1001

with a copy to:	Crow Holdings 2100 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Asset Manager - IPC - DASA Telecopy No.: 214.661.8041

Tenant:	Nano-Proprietary, Inc. 3006 Longhorn Boulevard, Suite 106 Austin, Texas 78758 Attention: Thomas Bijou Telecopy No.: 512.339.5021

6.    Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than DASA Management, L.P., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

7.    Determination of Charges. Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

8.    Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with, and shall at all times during the Term (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.    Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that Tenant has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, 5) the Lease is and remains in good standing and in full force and effect, 6) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and 7) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

10.          Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of Texas.

11.          Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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Executed as of the date first written above.

LANDLORD:	INDUSTRIAL PROPERTIES CORPORATION, a Texas corporation By:_______________________________ Name: _____________________________ Title: ______________________________

TENANT:	NANO-PROPRIETARY, INC., a Delaware corporation By:_______________________________ Name: _____________________________ Title: ______________________________

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